Exhibit 10.1

     EXECUTIVE EMPLOYMENT AGREEMENT

This AGREEMENT is made and entered into as of the 27th day of April, 2002, by INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., (“IMSI”) a California corporation having its principal place of business at 75 Rowland Way, Novato, California 94945 (the “Company”) and MARTIN R. WADE, III, residing at 19 Roland Drive, Short Hills, New Jersey 07078 (“Executive”).

WITNESSETH

WHEREAS, the Company desires to engage for itself the experience, abilities and service of Executive in principal executive capacities, and Executive desires to be so engaged, upon the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

1.  Employment — The Company hereby employs Executive, and Executive hereby accepts such employment from the Company, to serve as the Chief Executive Officer of the Company in accordance with the terms of this Agreement.

2.  Executive’s Duties

(a) The Company hereby agrees to employ Executive, and Executive agrees faithfully and to the best of his ability, in the position of Chief Executive Officer, to discharge the duties of said office, which shall include general and active management and supervision of the Company, identifying, evaluating and executing acquisitions and strategic investments, analyzing new business ventures and negotiating strategic alliances, and performance of such other duties and services of an executive, administrative and managerial nature as shall be specified and designated from time to time by the Board of Directors of the Company in connection with the business and activities of the Company.

(b) Executive agrees to devote his best efforts, energy and skill to the performance of his duties described in Section 2(a) of this Agreement; provided, however, that Executive may engage in consulting activities for other entities with the prior written consent of the Company, which may be withheld in its discretion. Except for any such consulting services approved by the Company and the consulting services specified in the last sentence of this paragraph, Executive shall devote his full business time to his duties under this Agreement. Notwithstanding the foregoing, Executive may continue his consulting arrangements with Bengal Capital and their respective affiliates and may continue to serve on the boards of directors of DIMON Incorporated and Energy Transfer Group, Inc., as long as the time devoted to such consulting arrangements and service as a director of the boards of directors of other companies during regular business hours does not exceed 10 hours per month in the aggregate.

(c) Executive agrees to observe and comply with all rules, regulations, policies and practices adopted by the Company, either orally or in writing, both as they now exist and as they may be adopted or modified from time to time.

3.  Term — The term of this Agreement shall be for a period of thirty-six (36) months commencing on January 1, 2002 and ending on December 31, 2004 (the “Initial Term”) and shall not automatically extend for additional one-year periods (each, an “Extended Term”) unless the Company gives Executive notice (the “Non-Renewal Notice”), not fewer than 60 days prior to the end of the then current term, that the Agreement will be so extended.

4.  Compensation — The Company shall pay Executive a base annual salary of $200,000 in equal monthly installments. The Compensation Committee of the Company’s Board of Directors shall determine any increases in Executive’s base annual salary in its sole discretion based on the Company’s performance under the Company’s annual plan. The Company shall pay an initial bonus of $25,000 by 5/1/2002.

The Company shall pay to Executive an annual bonus payable in a lump sum according to the following schedule and terms:

8/15/2002	$25,000 if the Company meets its annual plan for fiscal 2002.

8/15/2003	$50,000, if the Company meets its annual plan for fiscal 2003.

8/15/2004	$50,000, if the Company meets its annual plan for fiscal 2004.

All amounts paid to Executive under this Agreement shall be paid in accordance with normal payroll practices of the Company.

5.  Equity Participation –Warrants –

(a) The Company and Executive have executed and delivered the Warrant Agreement (the “Warrant Agreement”) in the form attached hereto as Exhibit A and incorporated herein by this reference providing Executive the right to acquire One Million Two Hundred and Fifty Thousand (1,250,000) shares of the Company’s common stock at the closing price of the Company’s common stock on March 1, 2002, with vesting of the warrants on March 1, 2003, and other terms as are set forth in the Warrant Agreement and any Warrant Plan of the Company then in effect.

(b) In addition, upon the sale or merger of the Company, or acquisition of at least fifty one percent (51%) of the Company’s common stock by a single corporate entity, while Executive is employed as Chief Executive Officer of the Company or as a result of Executive’s efforts while so employed, the Company shall grant Executive a warrant to purchase Two Million (2,000,000) shares of the Company’s common stock at the average closing price of the Company’s stock over the twelve (12) months preceding the execution of a definitive agreement for such sale, merger, or acquisition.

6.  Termination.

(a) The Company may terminate Executive’s employment under this Agreement for Cause, as defined in Section 6(b)(i). This Agreement shall also terminate upon Executive’s death or, to the extent permitted under the law, Disability as defined in Section 7(a).

(b) For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Cause” shall mean termination due to the Executive’s dishonesty, fraud, insubordination to the Board of Directors, willful misconduct, refusal to perform services, materially unsatisfactory performance of duties, exceeding consulting limits of Paragraph 2.(b) above, or unauthorized use or disclosure to any person or entity of any confidential information or trade secrets of the Company or its affiliates, conviction of a crime other than a minor traffic violation, or Executive acts in a way that has a material adverse effect on the Company’s reputation, all as determined by the Board of Directors.

(ii) Notice of Termination – If the Company terminates this Agreement for any reason, the Company shall communicate such termination by written Notice of Termination to Executive, which shall set forth the basis for termination.

7.  Compensation Upon Termination by Company or During Disability

(a) During any period that Executive fails to perform his duties under this Agreement as a result of circumstances under which Executive’s physical or mental condition renders him unable to perform his duties and such inability continues for in excess of ninety (90) consecutive or one-hundred eighty (180) non-consecutive calendar days in any consecutive twelve-month period (such circumstances referred to herein as “Disability”), Executive’s benefits shall be determined in accordance with the Company’s long-term disability plan, if any, then in effect; provided that in all events Executive shall continue to be provided all salary and benefits hereunder during any elimination or waiting period under any such plan.

(b) If the Company terminates this Agreement for Cause (other than Death or Disability), the Company shall pay Executive’s compensation under this Agreement through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to Executive under this Agreement except in respect of the Executive’s rights to and under Warrants issued prior to the date of termination under this Agreement. If this Agreement terminates by reason of Executive’s death or Disability, the Company shall pay Executive’s full base annual salary to Executive or Executive’s beneficiaries or estate, as appropriate through the period ending six (6) months after the date of termination at the rate in effect at the time of Executive’s death or commencement of Disability, as the case may be, and the Company shall have no further obligation under this Agreement except in respect of the Executive’s rights to and under Warrants issued and vested prior to the date of termination under this Agreement, all of which may be transferred to the Executive’s heirs.

(c) If the Company terminates this Agreement other than for Cause or other than by reason of death or Disability, then Executive shall be entitled to the benefits provided below:

(i) The Company shall pay Executive’ s full base annual salary to Executive through the date of termination, and on a monthly basis for twelve (12) months after the date of termination at the rate in effect at the time Notice of Termination is given; and

(ii) All of Executive’s vested Warrants shall remain vested and all unvested Warrants of the Company then in effect shall immediately vest as of the date of termination and not be subject to forfeiture.

8.  Executive’s Rights Under Certain Plans: Reimbursement for Expenses — The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to Executive in lieu of any rights and privileges which Executive shall be entitled to as an employee of the Company under any retirement, pension, insurance, hospitalization, medical, disability or other plan which may now or hereafter be in effect and generally applicable to executives of the Company, it being understood that Executive shall have the right and privilege to participate in such plan or benefits. Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with the performance of his duties, and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefore, subject to such policies as the Company may from time to time establish for its employees and executives. In addition to reimbursement for all reasonable and necessary expenses in connection with the performance of his duties, Executive shall be entitled to receive reimbursement for reasonable and necessary moving expenses of a maximum of $25,000 and temporary living expenses of a maximum of $5,000 per month for six months, upon presentation of proper receipts therefor.

9.  Vacation — Executive shall accrue paid vacation time of four (4) weeks during each year subject to the Company’s standard vacation policy for executives.

10.  Protection of the Company’s Interest

(a) Proprietary and Confidential Information — Executive acknowledges that while he performs services hereunder, he will receive, will have access to, and become acquainted with information and materials setting forth the Company’s Confidential Information (as defined below). Executive hereby agrees that all such Confidential Information is the sole and exclusive property of the Company, and that, during the term of this Agreement and continuing thereafter, Executive will not use or disclose any such information other than in the course of performing his duties under this Agreement or as authorized in writing by the Company. Executive further agrees that upon expiration or termination of this Agreement, Executive shall not take or use any such information or materials of the Company. Executive further agrees that, upon termination of his services with the Company, all such information or materials then in Executive’s possession, whether prepared by him or others will be left with the Company. For purposes of this Section 10, ''Confidential Information” means information disclosed to Executive, not generally known in the industry in which the Company is or may become engaged, about the Company’s products, processes, services, suppliers, vendors, customers, employees, marketing plans and strategies, contracts, licenses, disputes, financial projections, partners, joint ventures and affiliates.

(b) Notwithstanding anything to the contrary set forth in this Section 10, if any provision of this Section 10, or the application thereof to any circumstance, is held invalid for any reason whatsoever, such invalid provision shall be severable and such invalidity shall not affect any other provision of this Section 10, or the application thereof to any other circumstance, which can be given effect without such invalid provision or application.

(c) With respect to all Inventions (as hereinafter defined) made or conceived by Executive, whether or not during the hours of Executive’s services, or with the use of the Company’s and/or its affiliates’ facilities, materials, or personnel, either solely or jointly with others, during the term of this Agreement, and without royalty or any other consideration, the following shall apply:

(i) Reports — Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the structures, procedures, and methodology employed and the results achieved.

(ii) Assignment — Executive hereby assigns and agrees to assign to the Company all of his right, title and interest to Executive’s Inventions and to all proprietary rights of every kind and nature therein, based thereon, or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent, trademarks, and copyrights. This assignment provision shall not apply to an invention that qualifies fully under the provisions of California Labor Code Section 2870, which is set forth in Exhibit B attached hereto and incorporated herein.

(iii) Patents — At the Company’s request and expense, Executive shall execute such documents as the Company deems necessary to vest in the Company sole and exclusive title to or otherwise to secure and protect the Company’s rights in such Inventions and in all related trademarks, copyrights and/or patent rights, and Executive shall provide such assistance as may be deemed necessary by the Company to apply for, defend or enforce any United States and foreign letters patent, trademarks or copyrights based upon or related to such Inventions, as well as all reissues, renewals and extensions thereof.

(iv) “Inventions” — mean all inventions, improvements, and trade secrets, whether or not patentable or otherwise protectable, that Executive conceives, develops, or reduces to practice, alone or jointly with others, which relate to any present or prospective activities of the Company and/or its affiliates, including, but not limited to, devices, processes, methods, formulae, techniques, modifications and improvements to the Inventions.

(v) Non-Exclusive License — In the event that the Company terminates Executive’ s services other than for Cause, then Executive shall have hereby a royalty free, transferable, non-exclusive, perpetual license with respect to all Inventions assigned, licensed or developed by Executive to the Company during the term of this Agreement and Executive shall have the right to retain any Confidential Information with respect to such Inventions.

(d) Executive acknowledges and agrees that a violation of this Section 10 of this Agreement shall cause irreparable harm to the Company and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorneys’ fees incurred by the Company in enforcing its rights under this Section 10. Further, Executive acknowledges that the restrictions and agreements set forth in this Section 10 are in addition to, and are not intended to limit or diminish in any way, any other restrictions or remedies of law or contract, and that the Company shall be entitled, in addition to any other right and remedy available to it at law or in equity, to an injunction enjoining or restraining Executive from any violation or threatened violation of this Section 10, and Executive hereby consents to the issuance of such injunction without bond or other security.

(e) The provisions of this Section 10 of this Agreement shall survive the termination of Executive’s retention hereunder and continue to be binding upon Executive.

11.  No Unfair Competition — Executive will not, at any time through the end of the then current term (either Initial Term or Extended Term, as the case may be), anywhere in the United States, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of the Company as such business may be conducted on the date thereof as a creditor, guarantor or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children or other affiliate of not more than five (5%) percent of the total equity of such entity shall be permitted. For purposes of this Section 11, the business of the Company shall be limited to publishing or reselling of software and providing content or services over the Internet and wireless communications. For a period of one (1) year following the termination of this Agreement, Executive agrees that he will not solicit or hire, either as an employee or independent contractor, any employee of the Company or its affiliates or any person who had been an employee of the Company or its affiliates within one year prior to such solicitation or engagement.

12.  Offering Allocation — In the event that the Company files a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) for the sale of shares of the Company’s common stock to the public, then the Company shall, if the Company has established a directed share or similar program to enable a class of persons to purchase, on a pro rata basis a portion of the common stock so offered, include Executive in such class of persons.

13.  Board Seat — The Company shall use its best efforts to cause the nomination and election of Executive to the Board of Directors of the Company so long as this Agreement is in effect.

14.  Dispute Resolution — The Parties agree to submit any disputes involving money or damages greater than $5,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute. If the Parties resolve their disputes through mediation, the Parties shall share the mediator’s fees evenly but pay their own attorneys’ fees and other expenses related to mediation. If mediation fails to resolve all disputes within thirty (30) days after the Parties submit the dispute to a mediator, then either Party may file a court action or request arbitration. The Parties agree that mediation is a pre-condition to filing an action of any kind. The prevailing Party in any action or arbitration relating to transactions contemplated by this Agreement shall be entitled to costs and expenses including reasonable attorneys fees and the attorney’s fees and expenses incurred in connection with mediation that failed to resolve the dispute. Claims of $5,000 or less may be submitted to mediation or small claims court.

15.  Entire Agreement — This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement, together with the Warrant Agreement, sets forth the entire agreement between the parties hereto. It may not be changed, altered, modified, or amended except in a writing signed by both parties.

16.  Non-Waiver — The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

17.  Non-Assignment — Executive shall have no right to delegate any of the duties created by this Agreement, and any delegation or attempted delegation of Executive duties, shall be null and void. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, permitted assigns, officers and directors.

18.  Severability — If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such paragraph, term or provision which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such paragraph, term or provision has been written in such a manner and to such an extent as to be enforceable under the circumstances. Without limitation of the foregoing, with respect to any restrictive covenant contained herein, if it is determined that any such provision is excessive as to duration or scope, it is intended that it nonetheless be enforced for such shorter duration or with such narrower scope as will render it enforceable.

19.  Notices — All notices hereunder shall be in writing. Notices may be delivered personally, or by mail, Postage prepaid, to the respective addresses noted above.

20.  Governing Law — The laws of the State of California shall govern this Agreement which is executed and to be performed in the State of California. The parties agree that Marin County, California shall be the proper venue for any actions or proceedings relating to disputes arising out of this Agreement.

21.  Captions and Titles — Captions and titles have been used in this Agreement only for convenience, and in no way define, limit, or describe the meaning of this Agreement or any part thereof.

22.  Executive’s Representations and Warranties — Executive represents and warrants that he has returned to or left with his former employer all of the former employer’s property and confidential proprietary material and that he will not disclose to Company, or use during his employment by Company, any of his previous employer’s trade secrets and confidential proprietary information. Executive further represents and warrants that neither the execution of this Agreement, nor employment with Company, nor performance of the duties required hereby will violate any obligations of Executive to any former employer or breach any agreement to keep in confidence information acquired by him or her before his employment by Company, and that he has not entered into, and will not enter into any agreement, either written or oral, that conflicts with this Agreement. Executive understands and agrees that the representations and warranties set forth in this paragraph are material inducements upon which Company has relied in entering into this Agreement.

23.  Special Indemnity — The Company shall indemnify Executive if Executive is made a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that Executive is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines and amounts paid in settlement and expenses (including, without limitation, attorneys’ fees) actually incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The foregoing indemnity shall be in addition to and not in lieu of any other or additional indemnity provided from time to time by the Company. This paragraph does not apply to any claims resulting from Executive’s services as a director, officer, or agent of Digital Creative Development Corp., known as DCDC.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ACKNOWLEDGED AND AGREED:

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC	EXECUTIVE

By:/S/ Bruce Galloway	By: /s/ Martin Wade, III

Bruce Galloway	Martin Wade, III

Chairman	Director, Chief Executive Officer & Chief Financial Officer